UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2006

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01. Entry into a Material Definitive Agreement.

On May 30, 2006, Xethanol Corporation ("Xethanol") entered into an Organizational Agreement ("Organizational Agreement") with Coastal Energy Development, Inc. (“Coastal”), pursuant to which they organized a Delaware limited liability company known as CoastalXethanol, LLC (“CoastalXethanol”). On the same date, Xethanol and Coastal entered into an Operating Agreement that relates to the operation and management of CoastalXethanol. The purpose for which CoastalXethanol was organized is to develop and operate facilities for the production of ethanol in the State of Georgia and in certain parts of the State of South Carolina. Xethanol has granted CoastalXethanol the exclusive right to use its technology for the development and operation of such facilities in the geographic areas in which CoastalXethanol intends to construct its facilities. Xethanol owns 80% of the membership interests in CoastalXethanol and Coastal owns 20% of the membership interests in CoastalXethanol.

Organizational Agreement

Significant provisions in the Organizational Agreement include:

Special Purpose Limited Liability Companies. Each of CoastalXethanol’s facilities will be constructed and operated by a special purpose limited liability company. CoastalXethanol will be the manager of each of those limited liability companies and Coastal will provide them with certain services that are set forth in the Organizational Agreement. Those limited liability companies will pay management fees to CoastalXethanol, also as set forth in the Organizational Agreement.

Loans. Xethanol has agreed to make certain loans to CoastalXethanol to provide it with working capital until the facilities that it intends to construct become operational.

Warrants to Purchase Xethanol Common Stock. Xethanol has issued to Coastal a warrant to purchase 200,000 shares of its Common Stock, par value $.001 per share, at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. Xethanol has granted Coastal certain registration rights with respect to the shares underlying such warrants.

Exchange of Coastal Interests. In the event of a Change of Control of Xethanol, Coastal will have the right to exchange its interest in CoastalXethanol for shares of Xethanol, at an exchange rate that is based upon the appraised value of Coastal’s interest in CoastalXethanol and 95% of the market price of Xethanol Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol.

Xethanol has agreed to permit Coastal to require Xethanol to exchange Coastal’s interest in CoastalXethanol for shares of Xethanol Common Stock after three years from the date of the Organizational Agreement. Coastal has agreed to permit Xethanol to require Coastal to exchange its interest in CoastalXethanol for shares of Xethanol Common Stock after three years from the date of the Organizational Agreement. In each case, the exchange rate will be set by mutual agreement or, if the parties cannot agree, based upon the appraised value of Coastal’s interest in CoastalXethanol and the market price of Xethanol Common Stock for the 30 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol

Reference is made to Exhibits 1.1 and 1.2 to this Current Report on Form 8-K for the complete terms of the Organizational Agreement and the Operating Agreement.

SECTION 3 - SECURITES AND TRADING MARKETS

ITEM 3.02. Unregistered Sales of Equity Securities

(a)  On May 30, 2006, Xethanol issued to Coastal a warrant (the “Warrant”) to purchase 200,000 shares of the $.001 par value common stock (“Common Stock”) of Xethanol.

(b)  The Warrant was issued in connection with and pursuant to the Organizational Agreement between Xethanol and Coastal dated May 30, 2006, without consideration for the Warrant other than the obligations of Coastal in the Organizational Agreement. Xethanol did not receive any cash in connection with the issuance of the Warrant. No commissions were paid or payable with respect to the issuance of the warrants.

(c)  Exemption from registration of the Warrant specified in the preceding subparagraph (a) is claimed under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) because the transaction did not involve a public offering and was therefore exempt from the registration requirements of Section 5 of the Act.

(d)  The Warrant is first exercisable on May 30, 2007 and is exercisable until May 30, 2010 to purchase up to 200,000 shares of Common Stock at a purchase price of $6.85 per share. The Warrant is attached to this Current Report on Form 8-K as Exhibit 3.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Exhibits

Following is the Index of Exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

1.1         Organizational Agreement, dated as of May 30, 2006, by and between Xethanol Corporation, a Delaware corporation, Coastal Energy Development, Inc., a Georgia corporation.

1.2         Operating Agreement dated as of May 30, 2006, by and between Xethanol Corporation and the Coastal Energy Development, Inc.

3.1         Form of Warrant issued by Xethanol Corporation to Coastal Energy Development, Inc.

99.1       Press release issued by Xethanol Corporation on May 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: June 2, 2006	By:	/s/ Lawrence S. Bellone
Lawrence S. Bellone
Chief Financial Officer